Exhibit 10.3

* THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED BY “[REDACTED]”.

GAS GATHERING, COMPRESSION AND PROCESSING AGREEMENT

This Gas Gathering, Compression and Processing Agreement (“Agreement”) is made and entered into this 21 st day of December, 2009, by and between Keystone Midstream Services, LLC, a Delaware limited liability company (“Keystone”) and R.E. Gas Development, LLC, a Delaware limited liability company (“Rex”) with Rex Energy Corporation, a Delaware corporation (“Guarantor” for the limited purpose specifically set forth in Article 18). Keystone and Rex may be referred to individually as a “Party,” or collectively as the “Parties.”

RECITALS:

A. Rex owns or controls Gas produced from oil and gas leasehold rights or other oil and gas interests and rights held by Rex within the Dedication Area as defined herein, and Rex desires to develop such for the production of oil and/or gas.

B. Upon the development of Rex’s interests for the production of gas, Rex will require certain gas gathering, compression and processing services.

C. Keystone is willing to provide the gas gathering, compression and processing facilities needed for the development of Rex’s oil and gas interests within the Dedication Area.

D. The Parties desire to enter into this Agreement for Keystone to provide gas gathering, compression and processing services to Rex for Rex’s Gas, as defined herein, produced within the Dedication Area, all on the terms set forth herein.

In consideration of the mutual covenants and agreements contained herein, Rex and Keystone agree as follows:

ARTICLE 1: DEFINITIONS

Accounting Period. The period commencing at 9:00 a.m., Central Clock Time, on the first day of a calendar month and ending at 9:00 a.m., Central Clock Time, on the first day of the next succeeding month.

Execution Version

Affiliate. Any (a) Person directly or indirectly controlling, controlled by, or under common control with such Person, (b) Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (c) officer, director, manager, or general partner of such Person, or (d) Person who is an officer, director, manager, general partner, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (a) through (c) of this sentence. For purposes of this definition, the term “control,” “controls,” “controlling,” “controlled by,” or “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Btu. A British Thermal Unit, which is the quantity of heat required to raise the temperature of one (1) pound avoirdupois of pure water from fifty-eight and five tenths degrees Fahrenheit (58.5°F) to fifty-nine and five tenths degrees Fahrenheit (59.5°F) at a pressure of fourteen and six hundred ninety-six thousandths pounds per square inch absolute (14.696 psia).

Business Day. Any day other than Saturday, Sunday or a legal holiday in the State of Pennsylvania.

Dedication Area. All acreage in the area shown on Exhibit A, attached hereto.

Entity. Any general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, or foreign business organization.

Facilities. The Gathering System together with the Processing Plant.

Fuel. All Gathering System Fuel and Plant Fuel measured and utilized as fuel in the Facilities.

Gas. All hydrocarbon and non-hydrocarbon substances produced from gas and/or oil wells in a gaseous state at the relevant Receipt Point(s).

Gathering System. Gas gathering facilities, from the Receipt Point(s) to the inlet of the Processing Plant, including any needed compression, as expanded from time to time.

Gathering System Fuel. All Gas measured and utilized as fuel for the Gathering System.

GPM. The number of gallons of Plant Products per 1,000 cubic feet of Gas.

Gross Heating Value. The number of Btu’s produced by the combustion, on a dry basis and at a constant pressure, of the amount of the Gas which would occupy a volume of one Cubic Foot at a temperature of 60°F and at a pressure of 14.73 psia, with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air, and when the water formed by combustion is condensed to the liquid state. Hydrogen sulfide shall be deemed to have no heating value.

Execution Version

Indemnifying Party and Indemnified Parties. As defined in Article 13, below.

In-Service Date. The date upon which the Processing Plant has been constructed, commissioned, and is ready to process Gas, and has been connected to the Gathering System and to the Redelivery Point(s).

Interest(s). Any right, title, or interest of any nature in and to oil and gas leases and mineral fee interests together with any pooling, unitization or communitization of any of the foregoing rights.

Losses. Any actual loss, cost, expense, liability, damage, demand, suit, sanction, claim, judgment, lien, fine or penalty asserted by a third party (unaffiliated with Indemnified Party) incurring such, and which are asserted against the applicable Indemnified Party on account of injuries (including death) to any person or damage to or destruction of any property, sustained or alleged to have been sustained in connection with or arising out of the matters for which the Indemnifying Party has indemnified the applicable Indemnified Party.

Mcf. 1,000 cubic feet of Gas, measured at Standard Base Conditions.

MMBtu. 1,000,000 Btu’s.

MMcf. 1,000,000 cubic feet of Gas, measured at Standard Base Conditions.

Person. Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

Plant Fuel. All Gas measured and utilized as fuel in the Processing Plant.

Plant Products. Ethane, propane, iso-butane, normal butane, iso-pentane, normal pentane, hexanes plus, and any other liquid hydrocarbon product except for a liquefied methane product, or any mixtures thereof, and any incidental methane included in any Plant Products, which are separated, extracted, recovered or condensed, and saved, from Gas processed in the Processing Plant.

Priority Capacity Rights. Subject to the provisions of this Agreement, the rights to use certain specified capacity of the Processing Plant, superior to the rights of other parties that do not hold Priority Capacity Rights, and which rights provide that in the event that available capacity is curtailed or reduced, or insufficient for the needs of all parties desiring to utilize the capacity, that the gas available from all parties other than the holder(s) of the Priority Capacity Rights will be curtailed or interrupted prior to any curtailments of the holder(s) of the Priority Capacity Rights. Rex’s Priority Capacity Rights are as provided in Article 6.

Execution Version

Processing Plant. That certain skid-mounted cryogenic gas processing plant commonly referred to as “Sarsen” to be initially installed and constructed on the site located adjacent to the existing Rex Energy refrigeration plant site in Butler County, Pennsylvania. Processing Plant facilities include, to the extent installed: cryogenic, refrigeration and chilling equipment, absorption vessels, product separation and fractionation vessels, product storage vessels, associated condensing, heating, compressing, pumping, conveying, dehydration and other equipment and instrumentation; any inlet compression required to boost the Gas to processing pressure; any recompression required by Processing Plant operations; any refrigeration compression required by Processing Plant operations; all structures associated with those facilities; and including all easements, rights-of-way, and other property rights pertaining to the construction and operation of those facilities, wherever those facilities, structures, easements, rights-of-way, leases, and other property rights are located.

Receipt Point. The point(s) of delivery from Rex’s wells or other sources of gas supply into the Gathering System.

Receipt Point Thermal Content. The Thermal Content of the Gas delivered by or on behalf of Rex at a Receipt Point.

Redelivery Point. Each point at which Residue Gas is redelivered by Keystone to Dominion, or any other third party transporter, for the account of Rex.

Residue Gas. That portion of the Gas delivered for the account of Rex at the Redelivery Point that remains after processing and Fuel deductions.

Rex’s Gas. All Gas that is attributable to Interests now owned or hereafter acquired by Rex within any portion of the Dedication Area, or is attributable to third parties that is produced from a well that is operated by Rex located within the Dedication Area and from which well Rex has the right to control, market or deliver the Gas for processing.

Standard Base Conditions. A pressure of fourteen and seventy three hundredths pounds per square inch absolute (14.73 psia) at a temperature of sixty degrees Fahrenheit (60°F).

Taxes. All gross production, severance, conservation, ad valorem and similar or other taxes measured by or based upon production, together with all taxes on the right or privilege of ownership of the Gas, or upon the handling, transmission, compression, processing, treating, conditioning, distribution, sale, delivery or redelivery of the Gas, including all of the foregoing now existing or in the future imposed or promulgated.

Thermal Content. For Gas, the product of the measured volume in Mcf’s multiplied by the Gross Heating Value per Mcf, adjusted to the same pressure base and expressed in MMBtus; and for a liquid, the product of the measured volume in gallons multiplied by the gross heating value per gallon.

Execution Version

ARTICLE 2: TERM

2.1 This Agreement shall remain in full force and effect for a “Primary Term” commencing on the date of execution and continuing for a period of ten (10) years following the In-Service Date, and shall continue thereafter year to year, until terminated by either Party upon at least twelve (12) months prior written notice to the other Party in advance of the expiration of the Primary Term, or during any extension thereof.

ARTICLE 3: PRODUCER COMMITMENTS

3.1 Rex hereby commits and agrees to deliver or cause to be delivered at the Receipt Points all of Rex’s Gas produced from wells in the Dedication Area; provided, however, that Rex reserves the right to withhold from delivery any Gas (i) that Rex is required to deliver to its lessor(s) under the terms of any leases included within the Dedication Area; or (ii) that Rex reasonably requires for oil and gas producing operations within the Dedication Area; provided, however, if prior to January 1, 2011, the Plant is not in service and capable of processing a minimum of 20 MMcf per day, then all of Rex’s Gas produced from wells in the Dedication Area shall be released from its commitment to Keystone hereunder, and Rex shall have no further obligation to deliver Gas to Keystone pursuant to the terms of this Agreement. In the event of a material delay (i) in the acquisition of the Plant Site or the Alternate Site (as such terms are defined in that certain Contribution Agreement by and among Rex, Keystone, and Stonehenge Energy Resources, L.P.), (ii) in obtaining any requisite permits from governmental authorities for the construction or operation of the Processing Plant, or (iii) due to an event of Force Majeure, the Parties will agree upon a reasonable extension of the date set forth in the previous sentence.

3.2 The provisions of Section 3.1, above, shall be covenants running with the land, and Rex shall ensure that any conveyance, assignment, sale or other transfer of all or a portion of the Interests owned by Rex covered by this Agreement shall be subject thereto. Rex shall require any purchaser, assignee or other transferee of any portion of those Interests to ratify this Agreement and to expressly assume and agree to the terms hereof, to the extent of the portion of those Interests acquired from Rex by that party, in a manner consistent with the provisions of Article 16.

3.3 Any separation equipment installed by or on behalf of Rex to separate liquid hydrocarbons and free water from the Gas prior to delivery at the Receipt Points shall be only conventional mechanical type gas-liquid field separators commonly used in the industry. Except for the foregoing and the conditions set forth in Section 3.1 hereof, Rex shall not process, or cause or permit another party to process, the Gas for recovery of liquid or liquefiable hydrocarbons or other products prior to delivery to Keystone.

ARTICLE 4: KEYSTONE’S COMMITMENTS

4.1 Commencing on the In-Service Date, Keystone shall receive all of Rex’s Gas delivered at the Receipt Points, gather that Gas to the Processing Plant, compress the Gas for processing, and process the Gas for recovery of Plant Products (not including liquefied methane) and redeliver Rex’s Residue Gas at a pressure sufficient to enter the Redelivery Point(s).

Execution Version

4.2 Keystone shall own all the appurtenances, additions, extensions, improvements, or expansions of or to the Facilities that are constructed by Keystone, which additions shall become a part of the Facilities and shall be subject to this Agreement.

4.3 Subject to the terms hereof, Keystone will install, own and operate extensions of the Gathering System as necessary to connect wells producing Rex’s Gas within the Dedication Area. At such time that Rex requests a well to be connected, Rex will furnish Keystone with information regarding the location of the well and all test results for the well. If Keystone determines that the connection of that well will not be economic under the terms of this Agreement, Keystone shall propose terms on which such connection would be economic. If the parties are unable to agree on such terms, then Rex may, at its option, install, own and operate the necessary facilities to connect the well to the Gathering System and deliver the Gas from such well to Keystone hereunder, and Rex shall not be charged and shall have no obligation to pay any gathering or other transportation fees for Gas being transported through such facilities installed, owned and operated by Rex.

4.4 Keystone shall ensure that Rex’s Gas with Priority Capacity Rights that is delivered to the Processing Plant is given priority to the available capacity of the Processing Plant in accordance with such Priority Capacity Rights.

4.5 It is understood and agreed that either Party hereto may, without liability to the other Party, interrupt the operations of its facilities for the purpose of making necessary alterations, maintenance or repairs thereto or to comply with applicable regulatory requirements. Keystone will exercise due diligence to schedule routine repair and maintenance so as to minimize disruption of service hereunder, and except in situations reasonably perceived by Keystone to be emergencies, shall use commercially reasonable efforts to provide at least fourteen (14) days prior notice to Rex of such scheduled routine repair and maintenance. It is further understood and agreed that Rex shall, at all times, have the right to regulate the rate of production from any well as Rex determines, in its sole discretion, necessary to optimize reservoir characteristics, maximize long-term production, or otherwise improve the economic performance of such well.

ARTICLE 5: RECEIPT POINT AND CONDITIONS

5.1 Rex shall deliver or shall cause to be delivered Gas to Keystone at the Receipt Points.

5.2 Under normal operating conditions, Rex shall deliver or shall cause to be delivered Gas hereunder to the Receipt Points at a pressure not greater than 600 psig and not less than 100 psig, or such lower pressure as exists in the Gathering System at the Receipt Points. Notwithstanding anything to the contrary herein, Rex shall have no obligation to compress Gas prior to delivery of such Gas at the Receipt Points.

Execution Version

ARTICLE 6: GAS PROCESSING

6.1 Following the execution of this Agreement, and subject to the other provisions of this Agreement, Keystone shall design, engineer, procure, construct, install and operate the Processing Plant.

6.2 Rex will have Priority Capacity Rights as to 20 MMcf per day of processing capacity at the Processing Plant during the initial 12-month period following the In-Service Date, and 40 MMcf per day of processing capacity at the Processing Plant thereafter, or at such time that the Processing Plant has capacity to process 40 MMcf per day, whichever is later.

6.3 Keystone will deliver to the Redelivery Point(s), all Residue Gas allocable to Rex, and Keystone shall make all arrangements, on a timely basis, for the further transportation, marketing and disposition of such Residue Gas.

ARTICLE 7: GAS QUALITY

7.1 As measured at each Receipt Point, Gas delivered by Rex shall be of a quality that, after processing in the Processing Plant as it then currently exists, meets the quality specifications of pipelines receiving Gas at the Redelivery Point(s), as in effect from time to time, other than for water vapor content and hydrocarbon dew point; provided that the water content of Gas delivered by Rex to the Receipt Points shall not include free water. The receiving pipeline’s existing specifications are set forth on Exhibit B, attached hereto.

7.2 The Parties acknowledge that if the quality standards of the pipelines receiving Gas at the Redelivery Point(s) change, the Parties will consider whether such change is material to this Agreement and, if material, will cooperate with each other to address such change in an manner that preserves the business and economic objectives of this Agreement.

7.3 If Gas tendered by Rex should fail to meet any one or more of the above specifications from time to time, then:

a. Keystone may take receipt of the non-conforming Gas, and that receipt shall not be construed as a waiver or change of standards for future Gas volumes; or

b. Keystone may, at its sole discretion, cease receiving the non-conforming Gas from Rex, and shall notify Rex that it will cease receiving the non-conforming Gas. If Keystone refuses to accept such non-conforming Gas from Rex, the Parties shall negotiate with respect to the services and facilities necessary to remedy the non-conforming gas and the fees for Keystone to provide such services and facilities. If the Parties are unable to agree on such facilities, services and fees within 30 days and if Keystone refuses to accept non-conforming Gas from Rex, then all (but only that) Gas that Keystone refuses to accept for processing shall be released from this Agreement, and the Parties shall have no further obligations to each other with respect to such non-conforming Gas.

Execution Version

c. If the Gas as delivered contains contaminants not in conformance with the specifications as described in Section 7.1, then Rex shall be responsible for, and shall reimburse Keystone for, all actual expenses, damages and costs resulting from Keystone’s receipt of such non-conforming Gas prior to the time Keystone becomes aware of such non-conforming Gas. Keystone shall be responsible for all actual expenses, damages and costs resulting from all non-conforming Gas accepted by Keystone after Keystone becomes aware of such non-comforming Gas.

7.4 As long as Gas delivered by Rex at each Receipt Point meets the foregoing specifications, or if it does not meet the foregoing specifications but Keystone nevertheless continues to receive such Gas after becoming aware of the non-conforming Gas, the Residue Gas redelivered by Keystone at the Redelivery Point(s) shall meet the quality specifications of the pipelines receiving Gas at the Redelivery Point(s).

ARTICLE 8: MEASUREMENT EQUIPMENT AND PROCEDURES

8.1. All Gas measurements required hereunder shall be made with equipment of standard make to be furnished, installed, operated, and maintained by Keystone in accordance with the recommendations contained in ANSI/API 2530 as then published. Rex, or others having Rex’s consent, may, at its option and expense, install and operate check measuring equipment Upstream of the measuring equipment to check the measuring equipment, provided the installation of the check measuring equipment in no way interferes with the operation of the measuring equipment.

8.2 All Gas volume measurements shall be based on an assumed atmospheric pressure of 14.4 psia, regardless of actual atmospheric pressure at which the Gas is measured. The factors used in computing Gas volumes from orifice meter measurements shall be the latest factors published by the AGA. These factors shall include:

a. Basic orifice factor.

b. Pressure base factor based on a pressure base of 14.73 psia.

c. Temperature base factor based on a temperature base of 60°F.

d. Flowing temperature factor, based on the flowing temperature as measured by an industry accepted recording device, if, at Keystone’s option, a recording device has been installed, otherwise the temperature shall be assumed to be 60°F.

Execution Version

e. Super compressibility factor, obtained from the latest AGA Manual for the Determination of Super Compressibility Factors for Natural Gas (AGA 8).

f. Specific gravity factor, based on the specific gravity of the Gas as determined under the provisions set forth below.

8.3 Keystone shall test the accuracy of its measuring equipment at least once every calendar quarter. Additional test(s) shall be promptly performed upon notification by either Party to the other. If any additional test requested by Rex indicates that no inaccuracy of more than 2% exists, at a recording rate corresponding to the average rate of flow for the period since the last preceding test, then Rex shall reimburse Keystone for all its direct costs in connection with that additional test within 15 days following receipt of a detailed invoice and supporting documentation setting forth those costs.

8.4 If, upon test, any measuring equipment is found to be in error by an amount not exceeding 2%, at a recording rate corresponding to the average rate of flow for the period since the last preceding test, previous recordings of that equipment shall be considered correct in computing deliveries hereunder. If the measuring equipment shall be found to be in error by an amount exceeding 2%, at a recording rate corresponding to the average rate of flow for the period since the last preceding test, then any preceding recordings of that equipment since the last preceding test shall be corrected to zero error for any period which is known definitely or agreed upon. If the period is not known definitely or agreed upon, the correction shall be for a period extending back one-half of the time elapsed since the last test. In the event a correction is required for previous deliveries, the volumes delivered shall be calculated by the first of the following methods which is feasible: (i) by using the registration of any check meter or meters if installed and accurately registering; or (ii) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculations; or (iii) by estimating the quantity of delivery by deliveries during periods of similar conditions when the meter was registering accurately.

8.5 The composition and Gross Heating Value of any Gas stream required to be measured shall be determined by Keystone at least once each calendar quarter, or more often if deemed necessary by Keystone, by spot samples, or by using a proportionate to flow sampler located at the point where the measurement equipment is located, by chromatographic analysis, or by some other method mutually acceptable to the Parties. Should Rex request more frequent determinations, the cost of those determinations will be paid by Rex.

8.6 Each Party, at its sole risk and liability, shall have access at all reasonable hours to all facilities which are related to Gas measurement and sampling. Each Party, at its sole risk and liability, shall have the right to be present for any installing, reading, cleaning, changing, repairing, testing, calibrating and/or adjusting of either Party’s measuring equipment. The Parties shall cooperate in obtaining and providing telemetry and similar equipment and systems to provide measurement information to the Parties.

Execution Version

ARTICLE 9: ALLOCATIONS

9.1 All allocations required for determining payments or fees due under this Agreement shall be conducted in accordance with the following provisions, and shall be based upon the measurements taken and quantities determined for the applicable Accounting Period. The following definitions shall be applicable:

a. Processed Thermal Content means the Receipt Point Thermal Content attributable to a particular Receipt Point LESS the Gathering System Fuel Thermal Content, the Gathering System Flare Gas Thermal Content, and the Condensate Thermal Content allocated to that particular Receipt Point.

b. Receipt Point Processed Volume means the volume of Gas at the Receipt Point LESS the volume of Gathering System Fuel, the volume of Gathering System Flare Gas, and Condensate, expressed in Gas volume, all allocated to that particular Receipt Point.

c. Theoretical Total Mcf of a Plant Product or of Condensate, in any stream of Gas, means the product of the measured volume in dry Mcf’s multiplied by the mol percent of that Plant Product in the stream of Gas as determined from the chromatographic analysis provided under this Agreement, or, as applicable, of the Condensate. For the purposes of determining the mol percent of natural gasoline or Condensate, only the pentane and heavier hydrocarbon components will be considered.

d. Plant Products Thermal Content or Condensate Thermal Content attributable to each Receipt Point, or Condensate Recovery Point, as applicable, shall be determined by the summation of the products of the volumes of each Plant Product sold, allocated to each Receipt Point, or the volume of Condensate sold allocated to the Condensate Recovery Point, as applicable, expressed in gallons, multiplied by the gross heating value per gallon of each Plant Product, or Condensate, as applicable, using the Gross Heating Values per gallon published in the Standard Table of Physical Constants of Paraffin Hydrocarbons in GPA Publication 2145-95, “Fuel as Ideal Gas,” as the same might be revised.

e. Drip means liquids, including water and liquid hydrocarbons, whether or not of commercial value, which are separated from Rex’s Gas in the Gathering System as a result of standard Gathering System operations, including the compression of gas and pigging of pipelines. Drip will be handled, recovered and disposed of by Keystone, at its expense, and Keystone will be entitled to retain all drip and the proceeds thereof without accounting to Rex for such.

Execution Version

f. Theoretical Residue Gas Thermal Content means the Processed Thermal Content attributable to a particular Receipt Point LESS the Processing Plant Fuel Thermal Content, the Processing Plant Flare Gas Thermal Content, and the Plant Products Thermal Content attributable to that Receipt Point.

g. Upstream means, with respect to any particular point, the direction from which Gas is received at that point, and includes all Receipt Points and portions of the Facilities located in the direction from which Gas flows to the particular point.

h. Fuel Point or Flare Point means a point on the Gathering System where Gathering System Fuel is consumed or Gathering System Flare Gas is released.

i. Condensate Recovery Point means a point on the Facilities where Condensate is recovered and permanently removed from the Facilities.

j. Redelivery Point Gas Thermal Content means the Thermal Content of all Gas available at the Redelivery Point.

k. Theoretical Residue Gas Thermal Content means the Receipt Point Gas Thermal Content adjusted for water vapor, LESS Plant Product Thermal Content and LESS the Gathering System Flare Gas Thermal Content, Gathering System Fuel Thermal Content, Processing Plant Flare Gas Thermal Content and Processing Plant Fuel Thermal Content allocated to that Receipt Point. Upon the prior written consent of Rex, the components included in this calculation may be modified by Keystone to maintain equitable allocations on its Facilities.

9.2. Gathering System Fuel Thermal Content and Gathering System Flare Gas Thermal Content shall be allocated to each Receipt Point Upstream of the applicable Fuel Point or Flare Point by multiplying the Gathering System Fuel and/or Flare Gas Thermal Content at the applicable Fuel Point or Flare Point by a fraction, the numerator of which is the Receipt Point Thermal Content attributable to each Receipt Point Upstream of the applicable Fuel Point or Flare Point, and the denominator of which is the Receipt Point Thermal Content attributable to all Receipt Points Upstream of the applicable Fuel Point or Flare Point.

9.3 Condensate, excluding Drip, shall be allocated to each Receipt Point Upstream of the applicable Condensate Recovery Point by multiplying the total volume, expressed in gallons, of Condensate saved and sold from that Condensate Recovery Point by a fraction, the numerator of which shall be the Theoretical Total Mcf of Condensate contained in the volume of Gas at each Receipt Point Upstream of the Condensate Recovery Point, and the denominator of which shall be the Theoretical Total Mcf of Condensate contained in the volume of all Gas at each receipt point Upstream of that Condensate Recovery Point.

9.4 Processing Plant Fuel Thermal Content and the Processing Plant Flare Gas Thermal Content shall be allocated to each Receipt Point by multiplying the sum of the Processing Plant Fuel Thermal Content and the Processing Plant Flare Gas Thermal Content by a fraction, the numerator of which is the Processed Thermal Content attributable to each Receipt Point, and the denominator of which is the Processed Thermal Content attributable to all Receipt Points.

Execution Version

9.5 Each Plant Product shall be allocated to each Receipt Point by multiplying the total volume, expressed in gallons, of each Plant Product saved and sold by a fraction, the numerator of which shall be the Theoretical Total Mcf of that Plant Product contained in the Processed Volume attributable to each Receipt Point, and the denominator of which shall be the Theoretical Total Mcf of that Plant Product contained in the Processed Volume attributable to all Receipt Points.

9.6 Residue Gas Thermal Content shall be allocated to each Receipt Point each Accounting Period by multiplying the sum of the total actual Residue Gas Thermal Content at the Plant tailgate from all Gas delivered to the Facilities by a fraction, the numerator of which is the Theoretical Residue Gas Thermal Content attributable to that Receipt Point and the denominator of which is the Theoretical Residue Gas Thermal Content attributable to all receipt points, including Producer’s and others’.

9.7 It is anticipated that compression and compression cooling, not including the propane condenser, in the Processing Plant shall be engine-driven, fueled by Gas. Upon the mutual agreement of the Parties, which agreement will not be unreasonably withheld or delayed, Keystone may replace some engines with electrical motors. Costs for electric power consumed by the electrical motors, together with all other electric power consumed by the Facilities, will be allocated to all Gas delivered to the Facilities, and the portion allocated to Rex shall be deducted from Rex’s compensation under this Agreement. The allocation shall be made to each Receipt Point by multiplying the total electric power cost for the Accounting Period by a fraction, the numerator of which is the Receipt Point volume (in Mcf) attributable to such Receipt Point and the denominator of which is the Receipt Point volume (in Mcf) attributable to all Receipt Points delivering Gas to the Facilities during the Accounting Period.

ARTICLE 10: FEES AND CONSIDERATION

10.1 As full consideration for the Gas delivered hereunder, Keystone shall pay and/or deliver to Rex the following, which payment and delivery shall entitle Keystone to retain for its own account and benefit all portions of Rex’s Gas not redelivered hereunder, including Plant Products, together with all components thereof which are recovered in the Facilities. Except as provided in Section 10.2 below, Keystone shall have the exclusive right to market all Plant Products and Residue Gas allocable to Rex:

a. A sum equal to [REDACTED]* of the “Net Sales Price” per gallon, as defined below, for each gallon of individual Plant Products allocated to Rex.

b. The “Net Sales Price” per gallon of each individual Plant Product allocated to Rex’s Gas shall be the weighted average of the net price per gallon received by Keystone for the total volume of each individual Plant Product sold at the Facilities during the relevant Accounting Period. There shall be deducted from the actual gross sales price of such Plant Products the cost of transportation and tank car rentals, marketing fees and other actual out-of-pocket expenses

Execution Version

incurred by Keystone from third parties who are not Affiliates of Keystone prior to sale of Plant Products and Taxes (excluding income taxes) as incurred to determine a net price (FOB the Processing Plant) for such sale. If any of the Plant Products are stored offsite from the Processing Plant, then such Plant Products will be deemed to have been produced on the day such Plant Products are moved to offsite storage and will be deemed to have been sold from such offsite storage on a first-in, first-out basis. The Net Sales Price shall be paid to Rex at such time as such Plant Products are sold from offsite storage, based on the Net Sales Price in effect at that time.

c. The Residue Gas Value.

d. As used herein “Residue Gas Value” means an amount of money equal to [REDACTED]* of the Residue Gas Thermal Content allocated to Rex’s Gas, multiplied by the WASP Price, as hereinafter defined.

e. As used herein “WASP Price”, for Residue Gas, means the net weighted average sales price received by Keystone for the sale of Residue Gas from the Facilities during the Accounting Period in which Rex’s Gas was produced, expressed in dollars per MMBtu. The “WASP Price” shall be net of any costs and expenses incurred by Keystone from third parties who are not Affiliates of Keystone in the selling and marketing of the Residue Gas, including, but not limited to, Taxes (excluding ad valorem and income taxes), compression, gathering and transportation fees to determine the WASP Price (FOB the Processing Plant).

f. If in any Accounting Period, the volume of Gas delivered to Keystone by Rex at the Receipt Points is less than an amount equal to the product of the then applicable Priority Capacity Rights multiplied by the number of “Operational Days” in the Accounting Period (“Monthly Demand Volume”), then, in addition to any other amounts due hereunder, Rex will pay Keystone an amount equal to the difference between the Monthly Demand Volume and the actual deliveries during the Accounting Period, multiplied by [REDACTED]* per Mcf (“Demand Fee”). As used herein, “Operational Days” means Days during which the Processing Plant was in operation with available capacity at least equal to all the Priority Capacity Rights of Rex.

g. In addition to all other compensation due Keystone hereunder, Rex shall pay Keystone a Gathering Fee, initially equal to [REDACTED]* per Mcf of Rex’s Gas as measured at the Receipt Points.

Execution Version

10.2 Rex shall have the right to take all or a portion of Residue Gas and/or Plant Products, attributable to Rex’s Gas, in kind, subject to the following requirements:

a. Rex must provide Keystone with at least six (6) months prior written notice of its election to take Residue Gas and/or Plant Products in kind, provided that if Keystone has, before it receives Rex’s notice, entered into any contractual arrangements for the sale of any of the Residue Gas or Plant Products for a term that ends after the end of the six (6) month notice period (“Prior Sales Arrangement”), then Rex’s right to take such Residue Gas and Plant Products in kind shall not begin until the end of such Prior Sales Arrangement with respect to the applicable Residue Gas and/or Plant Products, but in no event longer than 12 months following Rex’s notice to take in kind. Such notice shall identify the types and volumes of Plant Products to be taken in kind, and shall identify the effective date of such election, provided that the effective date shall be the first day of a calendar month. Once the election is made and becomes effective, such election shall remain in effect, and Rex shall be required to continue to take such portion of the Residue Gas and/or Plant Products in kind, continuously for at least 12 months.

b. Upon the election of Rex to take Plant Products in kind, Rex will make arrangements for the sale, transportation or other disposition of the Plant Products in a manner that does not require Keystone to provide storage for those Plant Products beyond two days after the day on which the Plant Products were produced. For Plant Products produced on any day (“Non-Take Day”) that Rex fails to make arrangements for the sale, transportation or other disposition of such Plant Products within two days after such Plant Products are produced, Keystone shall have the option (exercisable by giving notice and remitting payment to Rex) to purchase such Plant Products from Rex; provided that if such option is not exercised within 5 business days after the Non-Take Day Rex may thereafter take delivery of any of such Plant Products as to which such option has not been exercised. The purchase price for those Plant Products shall be the lowest Net Sales Price received for each respective Plant Product by Keystone on the Non-Take Day; provided, if no sales were made by Keystone on the Non-Take Day, then the purchase price will be the lowest Net Sales Price received for each respective Plant Product by Keystone on the day prior to and the day after the Non-Take Day.

10.3	[REDACTED]*.

ARTICLE 11: PAYMENTS

11.1 Keystone shall provide Rex with a statement explaining fully how all consideration due (including deductions) under the terms of this Agreement was determined not later than the last day of the Accounting Period following the Accounting Period for which the consideration is due.

11.2 Keystone shall deduct fees owed by Rex under this Agreement from amounts otherwise due Rex for Plant Products and Residue Gas, and the net amount remaining will be paid no later than the last day of the Accounting Period following the Accounting Period during which the Gas was delivered hereunder. During any Accounting Period, if no amounts are otherwise due Rex hereunder, then Rex shall pay Keystone within thirty (30) days of receipt of the statement setting forth such amount.

Execution Version

11.3 Either Party, on 30 days prior written notice, shall have the right at its expense, at reasonable times during business hours, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, or payment made under or pursuant to this Agreement. The scope of any audit shall be limited to the 24 month period immediately prior to the month in which notice is given (“Audit Period”). However, no audit may include any time period for which a prior audit hereunder was conducted, and no audit may occur more frequently than once each 12 months. All statements, allocations, measurements, computations, charges, or payments made in any period prior to the Audit Period shall be conclusively deemed true and correct and shall be final for all purposes. To the extent that the foregoing varies from any applicable statute of limitations, the Parties expressly waive all such other applicable statutes of limitations. The Parties acknowledge and agree that, in connection with any audit hereunder, Keystone shall not be required to disclose to Rex the names of other Keystone customers but shall disclose to Rex the settlement terms for those customers to enable Rex to determine whether Keystone has complied with its agreement under Section 10.3.

ARTICLE 12: FORCE MAJEURE

12.1 In the event a Party is rendered unable, wholly or in part, by Force Majeure (as hereinafter defined), to carry out its obligations under this Agreement, other than the obligation to make any payments due hereunder, the obligations of that Party, so far as they are affected by Force Majeure, shall be suspended from the inception and during the continuance of the inability, and the cause of the Force Majeure, as far as possible, shall be remedied with reasonable diligence. The Party affected by Force Majeure shall provide the other Party with written notice of the Force Majeure event, with reasonably full detail of the Force Majeure within a reasonable time after the affected Party learns of the occurrence of the Force Majeure event. The settlement of strikes, lockouts, and other labor difficulty shall be entirely within the discretion of the Party having the difficulty, and nothing herein shall require the settlement of strikes, lockouts, or other labor difficulty. As used herein, “Force Majeure” shall mean any cause or condition not within the control of the Party claiming suspension and which, by the exercise of commercially reasonable diligence, such Party is unable to prevent or overcome, and, without limiting the generality of the foregoing, specifically includes major equipment failures, inabilities or delays in obtaining requisite permits, consents and authorizations, and delays occasioned by governmental actions. Notwithstanding anything to the contrary herein, in the event any Party claims suspension of its obligations under this Agreement due to an event of Force Majeure for more than 180 days during any 365-day period, then the Party not claiming such event of Force Majeure shall be entitled to terminate this Agreement upon 10 days written notice to the Party claiming such event of Force Majeure.

Execution Version

ARTICLE 13: LIABILITY AND INDEMNIFICATION

13.1 As among the Parties hereto, Rex and any of its designees shall be in custody, control and possession of the Gas hereunder, including any portion thereof which accumulates as liquids, until that Gas is delivered to the Receipt Points, and after any portion of the Gas is redelivered to or for the account of Rex at a Redelivery Point. Rex shall only be in custody, control and possession of Plant Products upon delivery from Keystone to or for the account of Rex pursuant to Section 10.2.

13.2 As among the Parties hereto, Keystone and any of its designees shall be in custody, control and possession of the Gas hereunder, including any portion thereof which accumulates as liquids, when that Gas is delivered at the Receipt Points and until the Gas is redelivered to or for the account of Rex at a Redelivery Point. Keystone shall also be in custody, control and possession of Plant Products until they are redelivered to or for the account of Rex as provided herein.

13.3 Each Party (“Indemnifying Party”) hereby covenants and agrees with the other Party, and its Affiliates, and each of their directors, officers and employees (“Indemnified Parties”), that except to the extent caused by the Indemnified Parties’ gross negligence or willful conduct, the Indemnifying Party shall protect, defend, indemnify and hold harmless the Indemnified Parties from, against and in respect of any and all Losses incurred by the Indemnified Parties to the extent those Losses (i) arise from claims brought by any of the Indemnifying Party’s employees, its contractors or subcontractors, or their employees for Losses due to bodily injury, death, or damage to property or (ii) are not covered by clause (i) and arise from or are related to: (a) the Indemnifying Party’s facilities and the ownership or operation thereof; or (b) the Indemnifying Party’s possession and control of the Gas and Plant Products.

ARTICLE 14: TITLE

14.1 Rex represents and warrants that it owns, or has the right to commit, all Gas committed under this Agreement and to deliver that Gas to the Receipt Points for the purposes of this Agreement, free and clear of all liens, encumbrances and adverse claims. If the title to Gas delivered by Rex hereunder is disputed or is involved in any legal action, Keystone shall have the right to withhold payment (without interest), or cease receiving the Gas, to the extent of the interest disputed or involved in legal action, during the pendency of the action or until title is freed from the dispute, or until Rex furnishes, or causes to be furnished, indemnification to save Keystone harmless from all claims arising out of the dispute or action, with surety reasonably acceptable to Keystone. Rex hereby indemnifies Keystone against and holds Keystone harmless from any and all Losses arising out of or related to any breach of the foregoing representation and warranty.

14.2 Title to all Gas shall remain in Rex until such time as the Gas is sold. Title to the Plant Products, other than the Plant Products taken in kind by Rex pursuant to this Agreement, shall remain in Rex until such time as the Plant Products are sold. Title to the Plant Products taken in kind by Rex shall remain in Rex until such Plant Products are sold or are purchased by Keystone under the provisions of Section 10.1(b).

Execution Version

ARTICLE 15: ROYALTY AND TAXES

15.1 Rex shall have the sole and exclusive obligation and liability for the payment of all persons due any proceeds derived from the Gas delivered under this Agreement, including royalties, overriding royalties, and similar interests, in accordance with the provisions of the leases or agreements creating those rights to proceeds. In no event will Keystone have any obligation to those persons due any of those proceeds of production attributable to the Gas under this Agreement.

15.2 Rex shall pay and be responsible for all Taxes levied against or with respect to Rex’s Gas delivered or services provided to Rex under this Agreement, except for any Keystone local, state or federal income taxes associated with payments by Rex in cash or in kind to Keystone for such services and except for any ad valorem taxes assessed with respect to the Facilities and all Taxes levied against or with respect to the 8% share of Gas and Plant Products allocated to Rex that Keystone retains for its own account and benefit as provided in Section 10.1. to the extent that such Gas and Plant Products or the proceeds thereof are subject to such Taxes. Keystone shall under no circumstances become liable for those Taxes for which Rex is responsible, unless designated to remit those Taxes on behalf of Rex by any duly constituted jurisdictional agency having authority to impose such obligations on Keystone, in which event the amount of those Taxes remitted on Rex’s behalf shall (a) be reimbursed by Rex upon receipt of invoice, with corresponding documentation from Keystone setting forth such payments, or (b) deducted from amounts otherwise due Rex under this Agreement.

15.3 Rex hereby agrees to defend and indemnify and hold Keystone harmless from and against any and all Losses arising from the payments made by Rex in accordance with Sections 15.1 and 15.2, above, including, without limitation, Losses arising from claims for the nonpayment, mispayment, or wrongful calculation of those payments.

Execution Version

ARTICLE 16: ASSIGNMENTS

16.1 This Agreement shall extend to and be binding upon the parties hereto, their successors, and assigns. Subject to the provisions below, this Agreement and the rights, duties or obligations of the parties hereunder may be assigned or conveyed in whole; provided, however, that except as set forth in the following sentence, neither Party shall assign or transfer this Agreement and any rights, duties or obligations hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Either Party may make such an assignment or transfer to an Affiliate without seeking the prior written consent of the other Party. A reasonable basis for withholding consent may include (i) the financial condition of the assignee raising reasonable concern relating to its ability to perform under this Agreement, or (ii) concerns regarding the administration of this Agreement among multiple assignees of Rex unless the assignees appoint an agent to represent them in connection with this Agreement in a manner reasonably satisfactory to the other Party. All assignments and conveyances of either the wells and leaseholds that are covered by this Agreement or the Facilities shall be subject to this Agreement, including the foregoing provisions of this Article 16. No assignment shall relieve the assignor of any of its duties or liabilities hereunder which arose prior to such assignment, but the assignee shall assume all duties and obligations of the assignor arising from and after such assignment and the assignor shall be relieved of such duties and obligations arising from and after such assignment. No transfer of, or succession to, the interest of any Party hereto, either in whole or partially, shall affect or bind the other Party until the first day of the month following the month in which the other Party shall have received written notification thereof.

ARTICLE 17: MISCELLANEOUS

17.1 The failure of any Party hereto to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

17.2 This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Pennsylvania without regard to choice of law principles. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Execution Version

17.3	Dispute Resolution.

a. Dispute. Any controversy, claim, deadlock or dispute between the Parties arising out of, relating to or in connection with this Agreement (a “Dispute”), and that is not otherwise settled by agreement between the Parties, shall be exclusively and finally resolved pursuant to the provisions and procedures set forth in this Section 17.3. Without limiting the generality of the first sentence of this Section, the following shall be considered Disputes for this purpose: (a) all questions relating to the interpretation or breach of this Agreement, (b) all questions relating to any representations, negotiations and other proceedings leading to the execution of this Agreement and (c) all questions regarding the application of this Section 17.3 and the arbitration provisions contained herein. Notwithstanding the foregoing provisions of this Section 17.3, any legal action for a preliminary injunction or other prejudgment relief will be resolved by the arbitrator appointed in accordance with Section 17.3; provided, that, at any time before the arbitrator has been appointed, any Party may seek a preliminary injunctive or other prejudgment relief from a Pennsylvania court of competent jurisdiction to the extent necessary to preserve the status quo or to preserve such Party’s ability to obtain meaningful relief pending the outcome of the arbitration proceeding under this Section 17.3. Any Party may bring an action in a Pennsylvania court of competent jurisdiction to compel arbitration of any Dispute after the procedure under Section 17.3(b) is exhausted; provided, that to the fullest extent permitted by law, each Party hereby waives and relinquishes any right to compel the resolution of any substantive issues regarding a Dispute in any court of competent jurisdiction, or to request any other relief from a court of competent jurisdiction except as specifically set forth in this Section 17.3.

b. Executive Mediation. In the event of any Dispute, upon written request of any Party, such Dispute shall immediately be referred to one representative of the executive management designated by each Party in respect of such Dispute who is authorized to settle such Dispute. Such representatives shall promptly meet in a good faith effort to resolve such Dispute. If the representatives designated by the relevant Dispute Parties pursuant to this Section 17.3(b) do not resolve such Dispute within ten (10) days after such written request, such Dispute shall be exclusively and finally resolved by binding arbitration in accordance with the provisions and procedures set forth in Section 17.3(c).

c. Arbitration. The arbitration shall be administered by the American Arbitration Association, or a successor organization (the “AAA”), under its Commercial Arbitration Rules. The arbitration shall be conducted by a single arbitrator chosen under the AAA’s Commercial Arbitration Rule and such arbitrator shall have at least ten (10) years experience practicing in the oil and gas industry.

(i) The site of arbitration shall be Pittsburgh, Pennsylvania, unless otherwise agreed by the Parties.

Execution Version

(ii) The Parties shall diligently and expeditiously proceed with arbitration. The arbitrator shall be instructed to render a written decision within forty-five (45) days after the conclusion of the hearing or the filing of such briefs as may be authorized by the arbitrator, subject to any reasonable delay due to unforeseen circumstances. Except to the extent the Parties’ remedies may be limited by the terms of this Agreement, the arbitrator shall be empowered to award any remedy available under the laws of the State of Pennsylvania including monetary damages and specific performance. The arbitrator shall not have the power to amend or add to this Agreement. The award of the arbitrator shall be in writing with reasons for such award and signed by the arbitrator. Any award rendered shall be final and binding. Judgment rendered by the arbitrator may be entered in any court having jurisdiction thereof

(iii) The Parties hereto hereby waive any rights to appeal or to review of such award by any court or tribunal. The Parties further undertake to carry out without delay the provisions of any arbitral award or decision, and each agrees that any such award or decision may be enforced by any competent tribunal.

(iv) The costs of such arbitration shall be determined by and allocated between the Parties by the arbitrator in its award. This Section 17.3(c) constitutes an independent contract to arbitrate all disputes between the Parties, including disputes regarding contract formation and whether a Party is entitled to quasi-contractual or quantum meruit recovery from another Party. Unless otherwise agreed in writing, the Parties shall continue to perform their respective obligations hereunder during any arbitration proceeding by the Parties in accordance with this Section 17.3(c).

17.4 The Parties agree that (a) Keystone shall keep confidential all information provided by Rex to Keystone pertaining to Rex’s exploration and development plans, production forecasts, acreage positions and other non-public information of Rex, and (b) the Parties shall keep the terms of this Agreement confidential and not disclose the same to any other persons, firms or entities without prior written consent (of Rex in the case of (a) or the other Party in the case of (b)); provided, the foregoing shall not apply to disclosures compelled by law or court order; or to disclosures to a Party’s Affiliates or such Party’s or its Affiliates’ employees, directors, officers, partners, prospective partners or financing sources, financial advisors, consultants, attorneys, banks, or institutional investors provided those persons, firms or entities likewise agree to keep this Agreement confidential.

17.5 Any change, modification or alteration of this Agreement shall be in writing, signed by the Parties; and, no course of dealing between the Parties shall be construed to alter the terms of this Agreement.

Execution Version

17.6 All exhibits and appendices to this Agreement are hereby incorporated into and made part of this Agreement for all purposes. This Agreement, including all exhibits and appendices, contains the entire agreement between the Parties with respect to the subject matter hereof, and there are no oral or other promises, agreements, warranties, obligations, assurances, or conditions precedent, affecting it.

17.7 The terms and provisions of this Agreement are for the sole benefit of Keystone and Rex, and no third party is intended to benefit herefrom other than the Indemnified Parties.

17.8 NO BREACH OF THIS AGREEMENT OR CLAIM FOR LOSSES UNDER ANY INDEMNITY OBLIGATION CONTAINED IN THIS AGREEMENT SHALL CAUSE ANY PARTY TO BE LIABLE FOR, NOR SHALL LOSSES INCLUDE, ANY DAMAGES OTHER THAN ACTUAL AND DIRECT DAMAGES, AND EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO CLAIM ANY OTHER DAMAGES, INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES.

17.9 This Agreement shall be subject to all applicable federal, state, and local laws, rules, regulations, and orders affecting either Rex or Keystone and that pertain to the Facilities or the operation thereof. In the event any one or more of the provisions of this Agreement shall be found to be violative of any applicable order, rule, or regulation of any regulatory body having jurisdiction, or of any valid law of the United States or any state or other governmental entity having jurisdiction, such provision or provisions shall be deemed to be modified to the extent necessary to comply with such order, rule, regulation, or law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by the Agreement prior to such modification.

17.10 Unless otherwise provided herein, any notice, request or demand which either Party desires to serve upon the other regarding this Agreement shall be made in writing and shall be considered as delivered when hand delivered, or when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), or when sent via email, or, if mailed by United States certified mail, postage prepaid, three (3) days after mailing, or, if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party; provided, if sent by email after normal business hours or if receipt of a facsimile transmission is confirmed after normal business hours, receipt shall be deemed to be the next Business Day. Such notice shall be given to the other Party at the following address, or to such other address as either Party shall designate by written notice to the other:

If to Rex:

R.E. GAS DEVELOPMENT, LLC

476 Rolling Ridge Drive, Suite 300

State College, PA 16801

Attention: Timothy Beattie

Phone: (814) 278-7267

Fax: (814) 278-7286

Execution Version

If to Keystone:

KEYSTONE MIDSTREAM SERVICES, LLC

10355 Westmoor Drive, Suite 250

Westminster, CO 80021-2579

Attention: Michael Brinkmeyer

Phone: (303) 991-1480

Fax: (303) 451-7394

17.11 This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one instrument. This Agreement shall not become effective unless and until executed by all Parties.

ARTICLE 18: REX GUARANTY

18.1 Payment Guaranty. Guarantor unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to Keystone the punctual and complete payment in full when due of all amounts due from Rex under the Agreement (collectively, the “Rex Payment Obligations”). Guarantor agrees that Keystone shall be entitled to enforce directly against the Guarantor any of the Rex Payment Obligations.

18.2 Guaranty Absolute. Guarantor hereby guarantees that the Rex Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of the Guarantor under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of the Guarantor under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

a. any assignment or other transfer of the Agreement or any of the rights thereunder of Keystone;

b. any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;

c. any acceptance by Keystone of partial payment or performance from Rex;

d. any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to Keystone or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;

Execution Version

e. any absence of any notice to, or knowledge of, the Guarantor, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (a) through (d); or

f. any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

18.3 Waiver. The Guarantor hereby waives promptness, diligence, presentments, protests and notice of acceptance and any other notice relating to any of the Rex Payment Obligations and any requirement for Keystone to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Rex, any other entity or any collateral.

18.4 Continuing Guaranty. This Article 18 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the Rex Payment Obligations, (ii) be binding upon the Guarantor and each of its respective successors and assigns and (iii) inure to the benefit of and be enforceable by Keystone and its respective successors, transferees and assigns.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date set forth above.

R.E. GAS DEVELOPMENT, LLC		KEYSTONE MIDSTREAM SERVICES, LLC

By:	/s/ Benjamin W. Hulburt	By:	/s/ Charles Wilkinson
Name:	Benjamin W. Hulburt	Name:	Charles Wilkinson
Title:	President and Chief Executive Officer	Title:	President of Stonehenge Energy Resources, L.P., Stonehenge is Manager of Keystone Midstream Services, LLC

ACKNOWLEDGED AND AGREED EXCLUSIVELY FOR THE PURPOSES OF ARTICLE 18 HEREOF:

REX ENERGY CORPORATION

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President and Chief Executive Officer

LIST OF EXHIBITS

EXHIBIT A	DEDICATION AREA

EXHIBIT B	DOMINION TRANSMISSION SPECIFICATIONS

EXHIBIT A

DEDICATION AREA

[REDACTED]*

EXHIBIT B

DOMINION TRANSMISSION SPECIFICATIONS

Quality Specifications of the downstream pipeline receiving Residue Gas from Keystone:

A. Hydrogen Sulfide and Total Sulfur: The gas shall contain not more than one quarter (1/4) grain of hydrogen sulfide per one hundred cubic feet and not more than twenty grains total sulfur or sulfur compounds per one hundred cubic feet.

B. Carbon Dioxide and Nitrogen: The gas shall contain not more than three percent by volume of carbon dioxide, not more than four percent by volume of nitrogen, and shall contain not more than five percent by volume of combined non-hydrocarbon gases including, but not limited to, carbon dioxide, nitrogen and oxygen.

C. Oxygen: The gas shall not contain in excess of two-tenths of one percent by volume of oxygen, and the parties agree to exercise every reasonable effort to keep the gas completely free of oxygen.

D. Dust, Gums, etc.: The gas shall be free of objectionable odors, dust, gum, dirt, impurities and other solid or liquid or hazardous matter which might interfere with its merchantability or cause injury to or interfere with proper operation of the Facilities, lines, regulators, meters or other appliances through which it flows.

E. Bacteria: The gas and any associated liquids shall not contain any active bacteria or bacterial agent capable of contributing to or causing operational problems. Bacteria or bacterial agents include, but are not limited to, sulfate reducing bacteria (SRB) and acid producing bacteria (APB). If evidence of bacteria is discovered, Rex shall, upon Keystone’s request, test for bacteria or bacterial agents. Such tests shall be conducted on samples taken from the meter run or other appurtenant piping using American Petroleum Institute (API) test method API-RP38 or any other test method acceptance to Keystone which is currently available or may become available at any time during the term.